Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus

Supplement dated October 31, 2017

Registration No. 333-217584

October 31, 2017

$600,000,000 2.000% Senior Unsecured Notes due 2019

Summary of Final Terms and Details of the Issue

Issuer:	Constellation Brands, Inc.

Principal Amount:	$600,000,000 aggregate principal amount.

Title of Securities:	2.000% Senior Notes due 2019.

Final Maturity Date:	November 7, 2019.

Public Offering Price:	99.860% of principal amount plus accrued interest, if any, from and including November 7, 2017.

Coupon:	2.000% per annum.

Interest Payment Dates:	May 7 and November 7.

Record Dates:	April 22 and October 23.

First Interest Payment Date:	May 7, 2018.

Benchmark UST:	1.500% UST due October 31, 2019.

Benchmark UST Price & Yield:	99-261/4 / 1.592%.

Spread to Benchmark UST:	48 basis points.

Yield to Maturity:	2.072%.

Optional Redemption:	At any time prior to maturity, the Company may redeem some or all of the notes at any time at a redemption price equal to the greater of

• 100% of the principal amount of the notes being redeemed; and

•    the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the notes being redeemed (assuming for this purpose, that the notes mature on October 7, 2019) from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 10 basis points.

In each case, the Company will also pay accrued and unpaid interest on the notes to the redemption date.

Mandatory Offer to Redeem Upon Change of Control Triggering Event:

If the Company experiences a change of control triggering event, the Company must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Trade Date:	October 31, 2017.

Settlement Date:	November 7, 2017, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Distribution:	SEC Registered.

CUSIP/ISIN Numbers:	CUSIP: 21036PAU2 ISIN: US21036PAU21

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.
MUFG Securities Americas Inc.

Co-Managers:	Rabo Securities USA, Inc.
Wells Fargo Securities, LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Goldman Sachs & Co. LLC
SunTrust Robinson Humphrey, Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
PNC Capital Markets LLC

The issuer and the subsidiary guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any Joint Bookrunner will arrange to send you the prospectus, at no cost, if you request it by calling, as applicable, (i) the issuer’s Secretary at 1-585-678-7100, (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 (toll free) or (iii) J.P. Morgan Securities LLC at 1-212-834-4533 (collect).